Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, New York 10022

June 15, 2012

MELA Sciences, Inc.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

Ladies and Gentlemen:

We have acted as securities counsel to MELA Sciences, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of shares of the Company’s common stock, $0.001 par value per share, having an aggregate gross sales price of up to $20,000,000 (the “Securities”). The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-167113) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of June 1, 2010 (the “Prospectus”), and a prospectus supplement, dated June 15, 2012 (the “Prospectus Supplement”). The Securities are to be issued pursuant to the terms of the Sales Agreement, dated June 15, 2012 (the “Sales Agreement”), between the Company and Cowen and Company, LLC as sales agent.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Securities, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered in the manner and on the terms described in the Sales Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware. Further, this opinion speaks as of the date hereof and is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated June 15, 2012, relating to the Securities, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on June 15, 2011. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations adopted under the Securities Act.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP